Exhibit 5.2

July 22, 2013

Wolverine World Wide, Inc., a Delaware corporation

9341 Courtland Drive, N.E.

Rockford, Michigan 49351

RE:	Wolverine World Wide, Inc. Registration Statement Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Michigan (the “State”) to Wolverine Outdoors, Inc., a Michigan corporation (“Outdoors”) and Hush Puppies Retail, Inc., a Michigan corporation (“Retail”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Wolverine World Wide, Inc., a Delaware corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto, including Outdoors and Retail (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to $375,000,000 principal amount of the Company’s 6.125% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees of the Company’s payment obligations under the Exchange Notes (each, a “Guarantee” by the Guarantors), in exchange for a like principal amount of the Company’s outstanding 6.125% Senior Notes due 2020 (the “Initial Notes”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Senior Notes Indenture dated October 9, 2012, among the Company, the Guarantors and Wells Fargo Bank, National Association (the “Trustee”), as trustee, governing the Exchange Notes (the “Indenture”), and the Registration Rights Agreement dated as of October 9, 2012, among the Company, the Guarantors and the initial purchasers of the Initial Notes (the “Registration Rights Agreement”, and together with the Indenture, the “Exchange Note Documents”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.

In rendering the opinions expressed below, we have assumed, with your permission and without independent investigation:

a. the valid existence and good standing in the jurisdiction of its organization of each party to the Exchange Note Documents (other than Outdoors and Retail);

b. the due authorization, execution and delivery of the Exchange Note Documents by each party thereto (other than Outdoors and Retail);

c. the power and authority of each party to the Exchange Note Documents (other than Outdoors and Retail) to execute, deliver and perform the same, and that such execution, delivery and performance do not conflict with, contravene, violate or constitute a default under such party’s certificate or articles of incorporation, bylaws or other organizational documents;

d. the execution, delivery and performance by each party to the Exchange Note Documents do not conflict with, contravene, violate or constitute a default under (i) any indenture, instrument or other agreement to which such party or its property or assets is subject or any contractual or legal restriction having applicability to such party or such property or assets, (ii) any rule, law or regulation of any court or regulatory or governmental authority to which such party is subject (other than Applicable Laws (as defined below), with respect to Outdoors and Retail) or (iii) any writ, order, judgment or decree of any court or regulatory or governmental authority to which such party is subject or by which any of its properties or assets are bound;

Wolverine Worldwide, Inc.

July 22, 2013

e. the authority of all persons signing the Exchange Note Documents on behalf of the parties thereto (other than Outdoors and Retail);

f. the legal capacity of all natural persons, including persons acting on behalf of a business entity; and

g. that there are no records, agreements or understandings between any of the parties to the Exchange Note Documents that would alter the agreements set forth therein.

We have also assumed the genuineness of all signatures, the authenticity of all writings, certificates, instruments and records submitted to us as originals, the conformity to originals of all such writings, certificates, instruments and records submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the truthfulness of all statements of fact set forth therein.

Based on the foregoing and subject to the limitations, assumptions qualifications, and exclusions set forth herein, we are of the opinion that:

1. Each of Outdoors and Retail is a corporation, validly existing and in good standing under State law.

2. Each of Outdoors and Retail has all the requisite corporate power and authority to execute and deliver the Exchange Note Documents, and to perform its obligations thereunder.

3. All necessary corporate actions have been taken by each of Outdoors and Retail to authorize the execution, delivery and performance by it of the Exchange Note Documents.

4. Other than as contemplated by the Exchange Note Documents, no further consent, approval, authorization or other action by, or filing with any governmental authority of the State is required for the execution and delivery of any Exchange Note Document by Outdoors and Retail.

5. The execution, delivery and performance by each of Outdoors and Retail of the Exchange Note Documents will not conflict with or violate its Organizational Documents (as defined below) or any Applicable Laws.

6. The Exchange Note Documents have been duly authorized and executed by each of Outdoors and Retail in accordance with its Organizational Documents.

The foregoing opinions are strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.

For purposes of the opinions set forth above:

“Applicable Laws” means the Michigan Business Corporation Act and those laws, statutes, rules and regulations of the State which, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Note Documents and would normally be applicable to domestic corporations transacting business in the State that are not engaged in regulated business activities (other than state blue sky laws, securities laws and antifraud laws), but without our having made any special investigation concerning the applicability of any other law, statute, rule or regulation; and

“Organizational Documents” means (i) the Articles of Incorporation of each of Outdoors and Retail (the “Articles”) as certified by the Department of Licensing and Regulatory Affairs of the State (the “Department”) on June 28, 2013; and (ii) the Bylaws of each of Outdoors and Retail.

Wolverine Worldwide, Inc.

July 22, 2013

The opinions set forth above are subject to the following qualifications:

(A)	Our opinions are limited to the internal laws of the State and we express no opinion whatsoever with respect to any other laws. Each of our opinions is also subject to the effect of (i) bankruptcy, insolvency, reorganization, receivership, moratorium, failure of consideration, illegality and other similar laws, and (ii) general principles of equity, whether applied by a court of law or equity. Our advice on each legal issue in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the State.

(B)	Our opinion in paragraph 1 above is based solely on our review of Certificates of Good Standing provided by the Department as of June 28, 2013. We have made no additional investigation after the date of such certification in rendering our opinion in paragraph 1.

(C)	We express no opinion as to:

(1)	the legality, validity, binding effect or enforceability of the Exchange Note Documents as to any person or entity;

(2)	the Securities Act, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, or any other federal or state securities laws or regulations;

(3)	compliance by Outdoors and Retail with the various operating covenants in the Exchange Note Documents; and

(4)	the effect of any law relating to the legal or regulatory status of any person or entity (other than as expressly stated with respect to Outdoors and Retail).

(D)	We have assumed without investigation that each of the Organizational Documents we have reviewed is a true, accurate and complete copy of such document, and that each of the Organizational Documents is in full force and effect and has not been amended or repealed.

We have made no examination and express no opinion, with respect to any laws relating to terrorism or money-laundering, including the (i) the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56) and (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.”

We have made no examination of and express no opinion as to the business, operations or financial condition of Outdoors and Retail or any other person or entity or the effect thereon of the transactions contemplated by the Exchange Note Documents. In this regard, we have assumed that the transactions contemplated under the Exchange Note Documents have been entered into by the parties thereto in good faith, there is no actual intent to hinder, delay or defraud any present or future creditor of Outdoors and Retail and that Outdoors and Retail are not engaged in business with unreasonably small capital, are not insolvent under applicable Federal or state law or have incurred debts beyond their ability to pay, as to which matters we understand you have satisfied yourself. We are not expressing any opinion as to the effect on the Exchange Note Documents if any such assumptions should be inaccurate.

Except with respect to the opinions set forth herein, we have not rendered any legal advice to Outdoors and Retail or any other person or entity (or any person in their respective organizations) with respect to Outdoors and Retail, the transactions which are to be evidenced by the Exchange Note Documents, or any other document or instrument referred to therein or pertaining thereto. We have not reviewed, we are not passing upon, and we do not assume any responsibility for the accuracy, completeness, sufficiency or fairness of any of the statements contained in the Exchange Note Documents or any related instruments.

Wolverine Worldwide, Inc.

July 22, 2013

This opinion is not a guarantee or warranty, or an opinion respecting matters of fact and should not be construed or relied on as such. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to the events occurring prior to the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Indenture and the Exchange Notes. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BARNES & THORNBURG LLP